Exhibit 99.1

                                                  Saddle River Executive Centre
                                                               1 Route 17 South
                                                 Saddle River, New Jersey 07458
[PDI GRAPHIC OMITTED]                       Tel: 800.242.7494 Fax: 201.258.8400
                                                                www.pdi-inc.com


                                                                   News Release



For more information contact:
Stephen P. Cotugno
Executive Vice President-Corporate Development
PDI, Inc.
201.574.8617

             PDI Closes Acquisition of Assets of Pharmakon, L.L.C.

           Medical education business complements PDI's current sales and marketing service businesses

Saddle River, NJ-- (August 31, 2004) PDI, Inc. (NASDAQ: PDII), a premier healthcare sales and marketing company, today announced that it has closed the previously reported acquisition of Pharmakon, L.L.C. (Pharmakon), purchasing substantially all of the assets of Pharmakon, a healthcare communications company focused on the marketing of ethical pharmaceutical and biotechnology products, located in Schaumburg, Illinois.

At closing, PDI paid Pharmakon approximately $27.4 million in cash and assumed approximately $2.6 million in net liabilities. Pharmakon can still earn up to an additional $10 million in cash based upon achievement of certain annual profit targets by Pharmakon through December 2006.

As previously announced, PDI expects the transaction to add approximately $6 million in revenue and approximately $0.05 in earnings per share for the remainder of 2004. Similarly, due to the acquisition, PDI has increased its 2004 earnings per share estimates to $1.25 to $1.35 from $1.20 to $1.30.

About PDI
---------

PDI, a premier healthcare sales and marketing company, provides strategic alternatives to the portfolio challenges of biopharmaceutical and medical device and diagnostics manufacturers. Focusing on two core businesses, sales and marketing services and product commercialization, PDI leverages its expertise and commercial infrastructure to maximize profitable brand growth. Manufacturers choose the relationship which best meets their strategic and financial objectives, ranging from individual or bundled service agreements to broader commercial partnerships.

For more information, visit PDI's website at www.pdi-inc.com.
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                                                   The Better Way - The PDI Way

About Pharmakon
---------------

Pharmakon's emphasis is on the creation, design and implementation of interactive peer persuasion programs. In the last five years, Pharmakon has conducted over 20,000 peer persuasion programs with more than 250,000 participants. Pharmakon's peer programs can be designed as promotional, continuing medical education or market research/advisory programs.

Each marketing program can be offered through a number of different venues including: teleconferences, dinner meetings, "lunch and learns", and web casts. Within each of its programs, Pharmakon offers a number of services including strategic design, tactical execution, technology support, moderator services and thought leader management.

The Company employs 14 full-time moderators that have experience with 200 different products in over 25 therapeutic categories. These moderators are highly trained and are recognized experts in their fields. They come from a broad range of relevant backgrounds and include pharmaceutical sales and marketing, registered pharmacists, registered nurses, microbiologists and other healthcare specialists. For more information, visit Pharmakon's website at www.pharmakonllc.com.

Forward Looking Statement
-------------------------

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to successfully integrate businesses acquired by us, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2003, and PDI's periodic reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission since January 1, 2004. The forward looking-statements in this press release are based upon management's reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.


                                                   The Better Way - The PDI Way